Exhibit 99.1

AeroGrow Reports Results for Quarter Ended June 30, 2009

•	Revenue of $3.0 million for the quarter
•	Net loss shrinks to $1.1 million

Boulder, CO – August 17, 2009 - AeroGrow International, Inc. (OTCBB:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter and year ended June 30, 2009.

For the quarter ended June 30, 2009, AeroGrow reported net revenue of $3.0 million, down 56% from the quarter ended June 30, 2008. The Company also reported a net loss for the quarter of $1.1 million, or -$0.08 per share, a $1.7 million improvement over last year’s net loss of $2.8 million in the same period.

“The continued weak economy, our seasonal summer slowdown, and our cutback to all but the most efficient marketing spend, all contributed to the revenue decline,” said AeroGrow CEO Jerry Perkins.  “However, the impact of our cost reduction initiatives, including the dramatic reductions in headcount and overhead spending we’ve implemented, is also quite evident.  Year over year, our personnel costs dropped almost in half.  We also reduced our fulfillment costs, office expenses, travel, and contract services, along with most other overhead costs.  This led to a 37% reduction in our operating loss despite lower revenue.

“As previously announced, we also made major improvements to our balance sheet by issuing preferred stock and restructuring our debt arrangements.  The improved capitalization and the right-sizing of our business were necessary given the depth and duration of the economic downturn and the resulting impact on the demand for discretionary products.”

Summary Results of Operations – Three Months Ended June 30, 2009

The quarter ended June 30, 2009, is AeroGrow's first quarter of the fiscal year. The following table sets forth, as a percentage of sales, our unaudited quarterly financial results for the three months ended June 30, 2009, and the three months ended June 30, 2008:

	Three Months Ended June 30,
	2009	2008
Revenue
Product sales - retail, net	29.1%	39.3%
Product sales - direct to consumer, net	67.5%	49.7%
Product sales – international, net	3.4%	11.0%
Total sales	100.0%	100.0%

Operating expenses
Cost of revenue	62.8%	54.9%
Research and development	11.6%	10.8%
Sales and marketing	38.9%	51.3%
General and administrative	42.8%	22.6%
Total operating expenses	156.1%	139.6%
Other (income) expense, net	-20.5%	2.3%
Net Loss	-35.6%	-41.9%

For the three months ended June 30, 2009, our sales totaled $2,979,693, a 55.7% decrease from the same period in the prior year.  The decline in sales reflected lower sales in each of our channels of distribution, principally because of the decline in economic activity associated with the global recession, which adversely affected the levels of consumer spending and retailer procurement relative to the prior year period.  In addition, because of the general economic conditions and a low anticipated return on investment, we elected to reduce our spending on advertising and promotions in our direct-to-consumer business, causing a further reduction in these sales, but ultimately contributing to a reduced operating loss.  Sales of AeroGardens declined 68.2% year-over-year; however, sales of seed kits and accessories, which represent recurring revenue related to cumulative sales of AeroGardens, declined by only 19.7%.  As a result, sales of seed kits and accessories increased to 46.8% of total revenue from 25.8% in the prior year period.

The gross margin for the three months ended June 30, 2009, was 37.3% as compared to 45.1% for the prior year period.  The decline reflected changes in channel, customer and product mix, as well as the impact of fixed facility costs in our Indianapolis, Indiana, manufacturing and distribution facility that was opened in July 2008, on a lower revenue base in the current year period.  Operating expenses other than cost of revenue were reduced $2,913,756, or 51.2%, from the prior year reflecting cost savings initiatives, staffing reductions, and reduced spending on advertising and promotion.

The loss from operations totaled $1,670,366, which was $990,386 lower than the prior year loss from operations of $2,660,752.  The reduced loss reflected the decrease in operating expenses other than cost of revenue, which more than offset the combined impact of lower sales and gross margin relative to a year earlier.

Other income totaled $608,634 as compared to other expense of $156,597 in the prior year, principally reflecting the impact of approximately $807,310 in gains that were recognized during the three months ended June 30, 2009, to reflect discounts negotiated on certain accounts payable balances, partially offset by higher interest expense resulting from a higher average level of debt outstanding.

The net loss for the three months ended June 30, 2009, was $1,061,732 as compared to a $2,817,349 net loss in the same period a year earlier.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended June 30,
	2009	2008
Revenue
Product sales	$2,979,693	$6,720,081

Operating expenses
Cost of revenue	1,869,805	3,686,823
Research and development	344,198	725,415
Sales and marketing	1,159,796	3,449,883
General and administrative	1,276,260	1,518,712
Total operating expenses	4,650,059	9,380,833

Loss from operations	(1,670,366)	(2,660,752)

Other (income) expense, net
Interest (income)	(80)	(1,050)
Interest expense	198,998	157,647
Other (income)	(807,552)	--
Total other (income) expense, net	(608,634)	156,597

Net loss	$(1,061,732)	$(2,817,349)

Net loss per share, basic and diluted	$(0.08)	$(0.23)

Weighted average number of common
shares outstanding, basic and diluted	13,039,373	12,100,387

CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2009	March 31, 2009
ASSETS
Current assets
Cash	$3,009,887	$332,698
Restricted cash	438,396	438,331
Accounts receivable	870,720	2,278,052
Notes receivable	139,000	--
Notes receivable, related party	612,000	--
Other receivables	215,326	332,059
Inventory	7,417,337	8,350,135
Prepaid expenses and other	309,750	565,454
Total current assets	13,012,416	12,296,729
Property and equipment	1,549,651	1,768,369
Other assets
Intangible assets	233,063	231,590
Deposit	110,776	110,776
Deferred debt issuance costs	154,674	201,726
Total other assets	498,513	554,092
Total Assets	$15,060,580	$14,609,190

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Current portion - long term debt	$6,228,484	$1,099,060
Accounts payable	4,364,077	8,338,559
Accrued expenses	1,917,727	2,318,670
Customer deposits	31,179	246,728
Deferred rent	53,155	57,283
Total current liabilities	12,594,622	12,060,300
Long term debt	1,406,878	5,547,144
Long term debt - related party	--	1,233,371
Stockholders' equity
Preferred stock	7	--
Common stock	12,422	13,343
Additional paid-in capital	52,049,981	45,696,630
Accumulated (deficit)	(51,003,330)	(49,941,598)
Total Stockholders' Equity (Deficit)	1,059,080	(4,231,625)

Total Liabilities and Stockholders' Equity (Deficit)	$15,060,580	$14,609,190

SALES BY CHANNEL
(Unaudited)

	Three Months Ended June 30,
	2009	2008
Revenue
Product sales - retail, net	29.1%	39.3%
Product sales - direct to consumer, net	67.5%	49.7%
Product sales - international	3.4%	11.0%
Total sales	100.0%	100.0%

	Three Months Ended June 30,
	2009	2008
Revenue
Product sales - retail, net	$868,263	$2,642,575
Product sales - direct to consumer, net	2,010,243	3,339,410
Product sales - international	101,187	738,096
Total sales	$2,979,693	$6,720,081

SALES BY PRODUCT CATEGORY
(Unaudited)

	Three Months Ended June 30,
	2009	2008
Product Revenue
AeroGardens	$1,584,308	$4,983,416
Seed kits and accessories	1,395,385	1,736,665
Total	$2,979,693	$6,720,081
% of Total Revenue
AeroGardens	53.2%	74.2%
Seed kits and accessories	46.8%	25.8%
Total	100.0%	100.0%

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jerry Perkins, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.